Exhibit 99.1
[OBJECT OMITTED]
TENERA, Inc.
100 Bush Street, Suite 850
San Francisco, CA 94104

                   TENERA Announces Sale of e-Learning Assets

For Immediate Release
Monday, May 19, 2003

Contact: Jeffrey Hazarian, Executive Vice President and Chief Financial Officer James Robison, Controller and Treasurer
          (415) 445-3200


SAN FRANCISCO, CALIFORNIA-- As previously reported, management of TENERA, Inc. (AMEX: TNR; the "Company") has undertaken efforts to either sell or dispose of its operating segments as quickly as possible this year or permit its operating units to dispose of their assets. Also as previously reported, the Company reached agreement in March 2003 to transfer the ownership and operations of TENERA Energy, LLC, part of the Professional and Technical Services segment, to the former employees of that subsidiary. Today, the Company announced that it had entered into an agreement for sale of all of the assets of the e-Learning business of its subsidiary. The terms of the sale provide that the subsidiary will receive $5 million in cash, plus the buyer's assumption of certain liabilities related to the business when the transaction is completed. Net proceeds from the sale will primarily be used to pay related taxes, retire indebtedness owed to GoTrain Debenture holders and other creditors.

         The Company retains its subsidiary TENERA Rocky Flats, LLC, which represented approximately 72% of TENERA's revenue prior to the sale of the two subsidiaries in 2003.

         Statements contained in this press release which are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include plan to dispose of operating segments, economic slowdown, uncertainty of access to capital, reliance on major customers, history of losses, uncertainty of future profitability, competition, reliance on key personnel, uncertainty regarding industry trends and customer demand, and risk of government contracts audits. Additional risks are detailed in the Company's filings with the Securities and Exchange Commission, including its most recent Form 10-K filed on April 15, 2003.

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